EXHIBIT 1(Y)


                              JANUS INVESTMENT FUND

                        Certificate of Establishment and
                           Designation of Janus Fund 2

     The undersigned, being the Secretary of Janus Investment Fund, a Massachusetts business trust with transferable shares (the "Trust"), being duly authorized by vote of a Majority of the Trustees of the Trust acting pursuant to
Section 6.1(b) and Section 9.3 of the Trust's Agreement and Declaration of Trust dated February 11, 1986, as now in effect (the "Declaration"), does hereby establish and designate Janus Fund 2 (in addition to the Funds now existing) into which the assets of the Trust shall be divided, having the relative rights and preferences as follows:

     1. The beneficial interest in Janus Fund 2 shall be represented by a separate series of shares of beneficial interest, par value one cent ($.01) per share (the "Shares"), which series shall bear the name of Janus Fund 2 and which shares shall represent the beneficial interest only in such Janus Fund 2. An unlimited number of Shares of such series may be issued.

     2. Janus Fund 2 shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust's then effective registration statement under the Securities Act of 1933 and the Investment Company Act of 1940, as amended.

     3. The Shares of Janus Fund 2 shall have the additional relative rights and preferences, shall be subject to the liabilities, shall have the other characteristics, and shall be subject to other powers of the Trustees, all as set forth in paragraphs (a) through (l) of Section 6.2 of the Declaration. Without limitation of the foregoing sentence, each Share of such series shall be redeemable, shall be entitled to one vote, or a ratable fraction of one vote in respect of a fractional share, as to matters on which Shares of such series shall be entitled to vote, and shall represent a share of the beneficial interest in the assets of Janus Fund 2, all as provided in the Declaration.

     4. Subject to the provisions and limitations of Section 9.3 of the Declaration and applicable law, this Certificate of Designation may be amended by an instrument in writing signed by a Majority of the Trustees (or by an officer of the Trust pursuant to the vote of a Majority of the Trustees), provided that, if any amendment adversely affects the rights of the Shareholders of Janus Fund 2, such amendment may be adopted by an instrument in writing signed by a Majority of the Trustees (or by an officer of the Trust pursuant to the vote of a Majority of the Trustees) when authorized to do so by the vote in accordance with Section 7.1 of the Declaration of the holders of a majority of all the Shares of Janus Fund 2 outstanding and entitled to vote.


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     5. All  capitalized  terms which are not defined herein shall have the same meanings as are assigned to those terms in the Declaration filed with the Secretary of State of The Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, I have hereunto set my hand as of the day and year set forth opposite my signature below.


Dated:       September 11 , 2000
                                          /s/ Kelley Abbott Howes, Secretary

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                                                  ACKNOWLEDGMENT

STATE OF COLORADO                   )
                                                     )        ss.
CITY AND COUNTY OF DENVER           )

     BEFORE ME, the undersigned authority, on this day personally appeared Kelley Abbott Howes, Secretary of Janus Investment Fund, a Massachusetts business trust, who, after being first duly sworn, stated that she executed the foregoing document for the consideration therein expressed and in the capacity therein stated.

     SUBSCRIBED AND SWORN TO this 11th day of September, 2000.



My Commission Expires:
         7-6-2002                           Notary Public